Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letter relating to the proved reserves of gas and oil of Southwestern Energy Company, (b) the references to us as experts in Southwestern Energy Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and (c) the incorporation by reference of our name and our audit letter into Southwestern Energy Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-03787, 333-03789, 333-64961, 333-96161, 333-42494, 333-69720, 333-100702, 333-101160, 333-110140, 333-125714, 333-121720 and 333-184885) and Form S-3 (File No. 333-184882) that incorporate by reference such Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:  /s/ DANNY D. SIMMONS

Danny D. Simmons, P.E.

President and Chief Operating Officer

Houston, Texas

February 20, 2013